Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
The Board of Directors
Perficient, Inc.:
We consent to the use of our report dated February 28, 2017, with respect to the consolidated financial statements and the effectiveness of internal control over financial reporting, incorporated by reference herein.
Our report dated February 28, 2017, on the effectiveness of internal control over financial reporting as of December 31, 2016, contains an explanatory paragraph that states the Perficient, Inc. and subsidiaries (the Company) acquired substantially all of the assets of Bluetube, LLC (Bluetube) in October 2016, and management excluded from its assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2016, Bluetube’s internal control over financial reporting representing 2% and less than 1% of the Company’s total assets and total revenues, respectively, included in the consolidated financial statements of the Company as of and for the year ended December 31, 2016. Our audit of internal control over financial reporting of the Company also excluded an evaluation of the internal control over financial reporting of Bluetube.
/s/ KPMG LLP
St. Louis, Missouri
August 3, 2017